Exhibit 10.4
RESTRICTED STOCK UNIT AGREEMENT
FOR USE WITH DIRECTOR STOCK DEFERRAL

CHRISTOPHER & BANKS CORPORATION
2013 DIRECTORS’ EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of the «Day» day of «Month» «Year», between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and «Name» (“Participant”).

1.    Award.

(a)    Restricted Stock Units. Pursuant to the Christopher & Banks Corporation 2013 Directors’ Equity Incentive Plan, as amended, (the “Directors’ Equity Plan”), the Company hereby grants «Units» units (“Restricted Stock Units”) representing the right to receive that number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to the terms and conditions set forth in this Agreement.

(b)    Crediting to Deferred Stock Account. The Restricted Stock Units shall be issued upon execution of the Agreement by Participant and credited to Participant’s Deferred Stock Account pursuant to Participant’s Deferral Election under the Christopher & Banks Corporation Non-Employee Director Deferred Stock Plan (the “Director Deferred Stock Plan”).

2.    Vesting, Forfeiture and Issuance of Units. Participant hereby accepts the Restricted Stock Units when issued and agrees that:

(a)Vesting. The Restricted Stock Units subject to this Award shall be subject to forfeiture on the terms and conditions set forth herein, and shall vest (and such restrictions shall lapse) in full on the earlier of (i) «Date», or (ii) the date of the «Year» Annual Meeting of Stockholders (the “Vesting Date”). Notwithstanding the foregoing, the forfeiture restrictions shall lapse as to all of the Restricted Stock Units on the earlier of (i) the occurrence of a Change in Control (as such term is defined in Section 1 of the Directors’ Equity Plan), or (ii) the date Participant’s service as a director of the Company ends by reason of «HisHer» disability (as determined by the Committee in its sole discretion) or death.

(b)Forfeiture. Except as provided in Section 2(a) above, if Participant’s service as a director of the Company ceases at any time prior to the Vesting Date, including as a result of Participant’s voluntary resignation or retirement, Participant shall immediately forfeit all Restricted Stock Units subject to this Award.

«Name» – Director Restricted Stock Agreement («Date»)

(c)    Issuance of Shares. Shares with respect to vested Restricted Stock Units shall be issued in accordance with the terms and conditions of Participant’s Deferral Election under the Director Deferred Stock Plan.
3.    Rights with Respect to Units. Participant shall not have any rights of a holder of shares of Common Stock unless and until shares are actually issued to Participant as provided above. However, in the event of an increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split or other event described in Section 8(a) of the Directors’ Equity Plan, the number of Restricted Stock Units shall be appropriately adjusted to reflect such change. In addition, if any ordinary dividends are declared by the Company, as long as Participant holds Restricted Stock Units under this Agreement as of the applicable record date, Participant shall be entitled to accrue dividend equivalent payments as provided under the Director Deferred Stock Plan subject to the same vesting, forfeiture, payment and other terms and conditions as apply to the underlying Restricted Stock Units granted under this Agreement, except that participant shall have no right to accrue dividend equivalent amounts with respect to unvested Restricted Stock Units while such Units are subject to the forfeiture restrictions provided in Section 2.
4.    Compliance with Laws. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law. The Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

5.    Award Governed by Plans. The Award evidenced by this Agreement is granted pursuant to the Directors’ Equity Plan, a copy of which has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is also subject to, and in all respects limited and conditioned as provided in the Directors’ Equity Plan and the Director Deferred Stock Plan (including Participant’s Deferral Election thereunder) (the “Plans”). The Plans govern this Award and, in the event of any questions as to the construction of this Agreement, or in the event of a conflict between the terms of the Plans and the terms of this Agreement, the terms of the Plans shall control. Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the applicable Plan.

6.    Tax Matters. All applicable federal, state or local payroll, withholding, income or other taxes are the sole and absolute responsibility of Participant.

7.    Director or Other Relationship. This Agreement shall not confer on Participant any right with respect to «HisHer» continuance as a director or other relationship with the Company, nor will it interfere in any way with the right, if any, of the Company, in accordance with applicable law, to terminate such directorship or other relationship.

«Name» – Director Restricted Stock Agreement («Date»)

8.    Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, in a delegate to the extent of such delegation, pursuant to the terms of the Directors’ Equity Plan or resolutions adopted in furtherance of the Directors’ Equity Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

9.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Participant permitted under the terms of the Plans.

10.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

11.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies Participant of the following in relation to Participant's personal data and the collection, use, processing and transfer of such data in relation to the Company's grant of this Award and Participant's participation in the Plans. The collection, use, processing and transfer of Participant's personal data is necessary for the Company's administration of the Plans and Participant's participation in the Plans, and Participant's denial and/or objection to the collection, use, processing and transfer of personal data may affect Participant's participation in the Plans. As such, Participant hereby voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this paragraph.

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«Name» – Director Restricted Stock Agreement («Date»)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:
Luke Komarek

Title:	Senior Vice President, General Counsel

PARTICIPANT

Signed:
«Name»

«Name» – Director Restricted Stock Agreement («Date»)
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